Media Contacts:		News Release
	Lisa Bottle	Goodrich Corporation
Phone:	704 423 7060	Four Coliseum Centre
	Gail Warner	2730 West Tyvola Road
Phone:	704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127

Investor Contact:	Paul Gifford	www.goodrich.com
Phone:	704 423 5517

Goodrich Announces Second Quarter 2003 Results, Reaffirms Earnings Outlook and Increases Cash Flow from Operations Outlook for Full Year 2003

•	Second quarter net income per diluted share of $0.12 on sales of $1,095 million.

•	Second quarter cash flow from operations of $96 million, quarter-end cash balance increased to $268 million.

•	Full year 2003 cash flow from operations expected to be in excess of $375 million.

CHARLOTTE, NC, July 24, 2003 – Goodrich Corporation announced today its results for the second quarter and year-to-date 2003, reaffirmed its earnings outlook and increased its cash flow from operations outlook for the full year 2003.

The company reported second quarter 2003 net income of $14 million, or $0.12 per diluted share, on sales of $1,095 million. During the second quarter 2002, net income was $46 million, or $0.45 per diluted share, on sales of $900 million. These results include charges for asset impairments and facility closure and headcount reduction actions, as noted in the tables below.

Commenting on the market environment, Marshall Larsen, President and Chief Executive Officer said, “During the first half of 2003 we experienced a very challenging environment for commercial aerospace. We continue to benefit from our strong military and space business, which represented almost 30 percent of our sales during the second quarter. In our commercial aerospace markets, the most recent passenger traffic trends and announced near-term capacity increases by several airlines, most notably those in the Asia-Pacific region, are encouraging. While it is difficult to predict the timing and scope of a market recovery, air travel is essential in a global economy and we believe that growth rates will, over time, return to historical levels. With our large installed base of proprietary products, Goodrich is well positioned to benefit from the recovery of the global commercial aerospace markets.”

The company’s year-to-date financial performance continued to be negatively affected by the weakness in global commercial aerospace markets. Contributing factors included the uncertain global economic outlook, the financial health of airlines worldwide, and the after-effects of the military conflict in Iraq and the outbreak of Severe Acute Respiratory Syndrome (SARS) in the Asia-Pacific region. This has resulted in a significant decrease in airline flight capacity and weak demand for new commercial aircraft in all commercial sectors, which has impacted the company’s commercial aerospace original equipment and aftermarket businesses. Partially offsetting this weakness were continued strong sales of products serving the regional, business and general aviation, and military and space markets.

The company’s second quarter sales increased $195 million versus the prior year period. The sales increase was attributable to the Aeronautical Systems businesses acquired in October 2002, which had $264 million in sales during the quarter. Excluding these sales, the company’s sales declined by $69 million. Sales of military and space products continued to improve, but were offset by decreased sales of original equipment and aftermarket products for large commercial transports. The Aeronautical Systems businesses, in the aggregate, reported a small profit in the quarter, and for the year-to-date. Goodrich expects the operating results of these businesses to continue to improve for the remainder of 2003.

Goodrich initiated a number of aggressive actions in 2003 in response to the weak market environment, including reductions in manufacturing capacity and employment levels. The majority of the non-cash asset impairment charges for the second quarter 2003 relate to the write-down of a closed manufacturing facility to its net realizable value.

Revenue and Earnings – Additional Details	Second Quarter

	2003		2002

	Revenue &		Revenue
	After-tax		& After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS

Sales	$1,095		$900
Income (Loss) from Continuing Operations*	$14	$0.12	$58	$0.55
Income (Loss) from Discontinued Operations	—	—	$(12)	$(0.10)
Net income	$14	$0.12	$46	$0.45
*Included in Income (Loss) from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges	$(16)	$(0.14)	$(1)	$(0.01)
Facility closure and headcount reduction actions	$(3)	$(0.02)	$(8)	$(0.08)
Fairchild Dornier asset valuation	$1	$0.01	$(11)	$(0.11)
Intangible asset sale, insurance and contract claim settlements	—	—	$17	$0.17
Total of items above	$(18)	$(0.15)	$(3)	$(0.03)
Average Shares Outstanding – Diluted (in millions)	118.0		105.0

For the first six months of 2003, the company reported net income of $44 million, or $0.37 per diluted share, on sales of $2,189 million. During the first six months of 2002, net income was $60 million, or $0.59 per diluted share, on sales of $1,795 million. The increased sales of $394 million are attributable to the Aeronautical Systems businesses, which represented about $515 million in sales during this period. The year-to-date results include several charges associated with facility closure and headcount reduction actions and non-cash asset impairment charges. Also included in the results for the first six months is increased pre-tax pension expense of $27 million.

Revenue and Earnings – Additional Details	Year-to-Date – First six months

	2003		2002

	Revenue &		Revenue &
	After-tax		After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS

Sales	$2,189		$1,795
Income (Loss) from Continuing Operations*	$(18)	$(0.15)	$107	$1.02
Income (Loss) from Discontinued Operations	$62	$0.52	$(11)	$(0.08)
Cumulative effect of change in accounting	—	—	$(36)	$(0.35)
Net income	$44	$0.37	$60	$0.59
*Included in Income (Loss) from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off	$(8)	$(0.07)	—	—
Super 727 inventory and receivables impairment	$(54)	$(0.46)	—	—
Other facility and spare part valuation adjustments	$(23)	$(0.20)	$(1)	$(0.01)
Accounts receivable write-off due to customer bankruptcies	$(2)	$(0.01)	$(1)	$(0.01)
Sub-total – non-cash asset impairment charges	$(88)	$(0.74)	$(2)	$(0.02)
Facility closure and headcount reduction actions	$(6)	$(0.05)	$(19)	$(0.18)
Gain on sale of Noveon PIK notes	$5	$0.04	—	—
Fairchild Dornier asset valuation	$1	$0.01	$(11)	$(0.11)
Intangible asset sale, insurance and contract claim settlements	—	—	$17	$0.17
Total of items above	$(87)	$(0.74)	$(15)	$(0.14)
Average Shares Outstanding – Diluted (in millions)	117.6		105.2

Cash flow from operations continued to be strong in the second quarter. The company generated cash flow from operations of $96 million, approximately the same as the $97 million generated during the second quarter 2002. This contributed to the quarter-ending cash balance of $268 million.

Cash Flow Comparison
	Second Quarter
(Dollars in Millions)
	2003	2002
Cash Flow from Operations	$96	$97
Capital Expenditures	$(27)	$(20)
Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	$(11)	$(21)

Cash Flow Comparison
	Year-to-Date – First six months
(Dollars in Millions)
	2003	2002
Cash Flow from Operations	$218	$157
Capital Expenditures	$(47)	$(37)
Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	$(21)	$(32)

Business Highlights

Commercial

•	Goodrich was selected to provide easyJet with wheels, brakes and maintenance services for its new A320 family of aircraft. The fleet will consist of 120 firm and 120 optional aircraft, with the first aircraft entering service in late 2003. The contract represents one of the largest combined product and services agreements within the European marketplace. Goodrich will also supply easyJet with nacelle and thrust reverser Maintenance Repair and Overhaul work, pursuant to a 10-year contract covering its A320 and Boeing 737 fleets.

•	Air France has chosen Goodrich to provide wheels and brakes (including the repair and overhaul of wheels) for its new fleet of 13 firm and 7 optional Boeing 777-300ERs. First deliveries are scheduled for spring 2004.

Military & Space

•	Goodrich won a contract to supply Lockheed Martin with sensor systems, power systems, fuel and utility systems and a variety of other technology for the C-130J cargo aircraft. The Goodrich systems on this aircraft are expected to generate over $50 million in revenue over the six-year contract life.

•	Goodrich entered into a long-term agreement with the U.S. Air Force to support landing gear maintenance requirements for a variety of aircraft types, including F-16 fighter aircraft and C-17 cargo aircraft.

•	Goodrich’s Engineered Polymer Products division is a member of the Raytheon-led team recently selected by the U.S. Navy to finalize preliminary designs of a Littoral Combat Ship (LCS). If the team’s design is chosen in early 2004, it will build prototype ships for a competition beginning in 2006. If chosen for production, the program could generate significant revenue to Goodrich over the planned 57-ship buy, beginning in 2009 and extending to 2020. Goodrich is contributing the composite materials and fabrication capabilities for the LCS.

Outlook for 2003

The company’s expectations for full year 2003 diluted earnings per share (EPS) are unchanged from the outlook provided at the end of the first quarter 2003. The company expects diluted EPS for 2003 of $0.80 — $0.95, including $0.52 from discontinued operations and the cumulative effect of an accounting change. This outlook is based on the company’s assessment of the current market environment and the impact of asset impairment charges and facility closure and headcount reduction actions. Goodrich increased its sales expectations slightly, and now expects sales of approximately $4.3 billion to $4.4 billion in 2003.

The company has increased its outlook for cash flow from operations for 2003. Goodrich now expects cash flow from operations to exceed $375 million, including estimated cash payments for facility closures and headcount reductions of $55 — $65 million. The company expects capital expenditures in 2003 to be somewhat lower than previous estimates, at $130 — $150 million.

Goodrich’s 2003 outlook is based on the following assumptions. The basis for comparison is 2002 pro-forma sales including Aeronautical Systems for the full year 2002.

•	Deliveries of Boeing and Airbus aircraft are expected to total approximately 550 — 575 in 2003. Goodrich sales are expected to decline less than deliveries due to the company’s significant content on Airbus aircraft.
•	Large commercial jet aftermarket sales to airlines are expected to decrease about 5 – 10 percent in 2003.
•	Regional jet aircraft sales are expected to be relatively flat in 2003, while sales of business aircraft are expected to decline dramatically. Aftermarket sales for regional, business and general aviation aircraft are expected to be flat or slightly up, when compared to 2002.
•	Military sales (OE and aftermarket) should increase roughly in line with global military budgets, about 10 percent.

The supplemental segment discussion and tables that follow provide more detailed information about the second quarter 2003 results.

Also included is a schedule setting forth restated segment sales and operating income for the full years 2001 and 2002 and for each quarter of 2002. The schedule reflects the reorganization of

Goodrich’s businesses into three reporting segments and the treatment of its former Avionics and Passenger Restraints Systems businesses as discontinued operations, all of which became effective in the first quarter of 2003.

Goodrich will hold a conference call on July 24, at 10:00 Eastern Daylight Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view a presentation, at www.goodrich.com, or via telephone by dialing 913-981-4901.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest “pure play” aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the company is successful in integrating Aeronautical Systems and achieving expected operating synergies; the nature, and extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions; the possibility of additional restructuring and consolidation actions beyond those previously announced by the company; global demand for aircraft spare parts and aftermarket services; threats associated with and efforts to combat terrorism, including the military conflict in Iraq; the impact of Severe Acute Respiratory Syndrome (SARS) on global travel; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of additional bankruptcies in the airline industry; demand for and market acceptance of new and existing products, such as the Airbus A380 and the Joint Strike Fighter; potential cancellation of orders by customers; successful development of products and advanced technologies; the effect of changes in accounting policies; competitive product and pricing pressures; possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Segment Review

Total Segment Results	2Q 2003		2Q 2002

	Revenue and		Revenue and
	Pre-tax earnings		Pre-tax earnings
	($ in Millions)	Margin %	($ in Millions)	Margin %
Sales	$1,095		$900
Segment Operating Income	$81	7.4%	$109	12.1%
Included in Segment Operating Income:
Non-cash asset impairment charges	$(24)	(2.2)%	$(1)	(0.1)%
Facility closures and headcount reductions	$(4)	(0.4)%	$(12)	(1.3)%
Segment pension expense	$(21)	(1.9)%	$(5)	(0.5)%
Fairchild Dornier asset valuation	$1	0.1%	$(17)	(1.9)%
Insurance and contract claim settlements	—	—	$9	1.0%
Total of items above	$(48)	(4.4)%	$(26)	(2.8)%

Airframe Systems – Sales in the second quarter 2003 increased 38 percent from the year-ago quarter, from $327 million to $451 million. The increase was due to sales associated with the Aeronautical Systems businesses, which had $167 million of sales in the second quarter 2003. Excluding these businesses, sales decreased 13 percent from the year-ago quarter. Sales decreases in Aircraft Wheels & Brakes, Landing Gear original equipment (OE) and Aviation Technical Services were the major contributors to the overall sales decrease.

Operating income increased 5 percent, from $19.9 million in the second quarter 2002 to $20.9 million. Asset impairment, facility closure and headcount reduction charges recorded during the second quarter 2003 were $2.7 million, compared to $0.7 million in the second quarter 2002. In 2003, these charges primarily related to facility closure and headcount reduction actions. Operating income increases for Landing Gear OE, Aircraft Wheels and Brakes and Actuation Systems were substantially offset by decreases for Aviation Technical Services and Engineered Polymer Products. The sales contributed by the recently acquired Aeronautical Systems businesses resulted in a slight loss for the quarter.

Engine Systems — Sales increased 9 percent, from $353 million in the second quarter 2002 to $384 million in the second quarter of 2003. The increase was due to sales associated with the recently acquired Aeronautical Systems businesses, which represented about $60 million of sales in the second quarter 2003. Excluding these businesses, sales decreased 8 percent from the year-ago quarter. Slightly lower sales in Aerostructures and decreased sales of industrial gas turbine components at Turbomachinery Products were the primary contributors.

Operating income declined 48 percent to $27.8 million. Asset impairment, facility closure and headcount reduction charges recorded during the second quarter 2003 were $22.5 million, compared to $10.6 million in the second quarter 2002. In 2003, the majority of these charges were related to an asset impairment for a closed facility. The book value of this facility has been reduced to reflect its net realizable value. A significant decrease in operating income from industrial gas turbine components at Turbomachinery Products, coupled with a slight operating income decline at Aerostructures, contributed to the change. The Aeronautical Systems businesses in Engine Systems contributed a modest amount of operating income during the second quarter 2003.

Electronic Systems – Sales for the second quarter 2003 increased 18 percent to $260 million, from $220 million in the first quarter 2002. The Aeronautical Systems businesses represented about $37 million of sales in the second quarter 2003. Sales in all other businesses were relatively flat, when compared to the second quarter 2002.

Operating income decreased about 10 percent from the year-ago quarter, from $35.7 million to $32.0 million. Included in operating income were facility closure and headcount reduction charges recorded during the second quarter 2003 of $3.5 million, compared to $1.9 million in the second quarter 2002. The Aeronautical Systems businesses in this segment contributed a modest amount to operating income for the second quarter.

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sales	$1,094.5	$899.5	$2,188.7	$1,795.3

Operating Income	66.1	93.6	69.0	197.5
Interest Expense	(38.2)	(23.0)	(78.1)	(46.1)
Interest Income	0.5	13.0	5.0	19.1
Other Income (Expense) – net	(2.5)	6.9	(15.1)	(2.4)

Income (Loss) before Income Taxes and Trust Distributions	25.9	90.5	(19.2)	168.1
Income Tax (Expense) Benefit	(8.6)	(29.9)	6.3	(55.5)
Distributions on Trust Preferred Securities	(2.6)	(2.6)	(5.2)	(5.2)

Income (Loss) from Continuing Operations	14.7	58.0	(18.1)	107.4
Income (Loss) from Discontinued Operations	(0.3)	(12.1)	62.4	(11.1)
Cumulative Effect of Change in Accounting	—	—	(0.5)	(36.1)

Net Income	$14.4	$45.9	$43.8	$60.2

Income (Loss) Per Share:
Basic
Continuing Operations	$0.13	$0.57	$(0.15)	$1.05
Discontinued Operations	(0.01)	(0.12)	0.52	(0.11)
Cumulative Effect of Change in Accounting	—	—	—	(0.35)

Net Income	$0.12	$0.45	$0.37	$0.59

Diluted
Continuing Operations	$0.12	$0.55	$(0.15)	$1.02
Discontinued Operations	—	(0.10)	0.52	(0.08)
Cumulative Effect of Change in Accounting	—	—	—	(0.35)

Net Income	$0.12	$0.45	$0.37	$0.59

Weighted — Average Number of Shares Outstanding (in millions):
Basic	117.4	102.0	117.3	101.9

Diluted	118.0	105.0	117.6	105.2

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sales:
Airframe Systems	$451.0	$326.5	$905.7	$661.1
Engine Systems	384.0	353.2	769.7	698.1
Electronic Systems	259.5	219.8	513.3	436.1

Total Sales	$1,094.5	$899.5	$2,188.7	$1,795.3

Operating Income (Loss):
Airframe Systems	$20.9	$19.9	$43.7	$52.3
Engine Systems	27.8	53.5	(8.1)	110.4
Electronic Systems	32.0	35.7	63.9	65.9

Total Segment Operating Income	80.7	109.1	99.5	228.6
Corporate General and Administrative Costs	(14.6)	(15.5)	(30.5)	(31.1)

Total Operating Income	$66.1	$93.6	$69.0	$197.5

Segment Operating Income (Loss) as a Percent of Sales:
Airframe Systems	4.6%	6.1%	4.8%	7.9%
Engine Systems	7.2%	15.1%	(1.1)%	15.8%
Electronic Systems	12.3%	16.2%	12.4%	15.1%
Total Segment Operating Income as a Percent of Sales	7.4%	12.1%	4.5%	12.7%

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)
Restated Segment Sales and Operating Income to Reflect 1/1/2003 Reorganization and Discontinued Operations

		2002	2002
	2001	First Quarter	Second Quarter

Sales:
Airframe Systems	$1,400.2	$334.6	$326.5
Engine Systems	1,737.5	344.9	353.2
Electronic Systems	924.5	216.3	219.8

Total Sales	$4,062.2	$895.8	$899.5

Operating Income:
Airframe Systems	$82.2	$32.4	$19.9
Engine Systems	193.1	56.9	53.5
Electronic Systems	165.2	30.2	35.7

Total Segment Operating Income	440.5	119.5	109.1
Corporate General and Administrative Costs	(61.7)	(15.6)	(15.5)

Total Operating Income	$378.8	$103.9	$93.6

Segment Operating Income as a Percent of Sales:
Airframe Systems	5.9%	9.7%	6.1%
Engine Systems	11.1%	16.5%	15.1%
Electronic Systems	17.9%	14.0%	16.2%
Total Segment Operating Income as a Percent of Sales	10.8%	13.3%	12.1%

	2002	2002
	Third Quarter	Fourth Quarter	2002

Sales:
Airframe Systems	$311.9	$478.6	1,451.6
Engine Systems	322.7	401.8	1,422.6
Electronic Systems	221.6	276.6	934.3

Total Sales	$856.2	$1,157.0	3,808.5

Operating Income:
Airframe Systems	$34.8	$13.5	100.6
Engine Systems	33.8	27.0	171.2
Electronic Systems	41.4	40.0	147.3

Total Segment Operating Income	110.0	80.5	419.1
Corporate General and Administrative Costs	(10.4)	(19.0)	(60.5)

Total Operating Income	$99.6	$61.5	358.6

Segment Operating Income as a Percent of Sales:
Airframe Systems	11.2%	2.8%	6.9%
Engine Systems	10.5%	6.7%	12.0%
Electronic Systems	18.7%	14.5%	15.8%
Total Segment Operating Income as a Percent of Sales	12.8%	7.0%	11.0%

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Six Months Ended
	June 30,

	2003	2002

Non-Segment Expenses:
Net Interest Expense	$(73.1)	$(27.0)
- Payment-in-Kind Interest Income	$4.3	$11.5
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(15.1)	$(2.4)
- Discontinued Retiree Health Care	$(10.4)	$(9.1)
- Other Income (Expense)	$(4.7)	$6.7

	Six Months Ended
	June 30,

	2003	2002

Preliminary Balance Sheet and Cash Flow Data:
Short-term Bank Debt	$—	$229.9
Current Maturities of Long-term Debt and Capital Lease Obligations	$3.5	$5.8
Long-term Debt and Capital Lease Obligations	$2,133.2	$1,312.8

Gross Debt	$2,136.7	$1,548.5
Cash and Cash Equivalents	$267.8	$148.7

Net Debt	$1,868.9	$1,399.8

Net Debt to Capitalization	62.0%	55.2%
Dividends	$46.9	$56.1
Depreciation and Amortization	$108.8	$78.8
- Depreciation	$78.8	$58.6
- Amortization	$30.0	$20.2